UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2019

American Public Education, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-33810	01-0724376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. Congress Street Charles Town, West Virginia	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	APEI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors (the “Board”) of American Public Education, Inc. (the “Company”) on August 20, 2019 acted to appoint Angela Selden as the Company’s next Chief Executive Officer (“CEO”), effective September 23, 2019 (the “Transition Date”), subject to the execution of the Employment Agreement described below. Ms. Selden was also appointed to the Board effective as of the Transition Date. Dr. Wallace E. Boston, currently CEO of the Company and President of American Public University System, Inc. (“APUS”), will continue to serve as President of APUS until his expected retirement in June 2020 and will also continue to serve as a member of the Board of the Company.

Biographical Information Regarding Ms. Selden

Ms. Selden, 53, has served as Chief Executive Officer of DIGARC, LLC, an education technology provider to higher education institutions, since October 2016. From July 2015 until April 2016, Ms. Selden was Interim Chief Executive Officer of Skybridge Americas, a global contact center and provider of fulfillment solutions, and served as a member of its board of directors from July 2015 through December 2018. Prior to Skybridge Americas, Ms. Selden served as Chief Executive Officer of Workforce Insight, LLC, a global provider of strategic workforce management, from April 2014 to April 2015, after Workforce Insight’s acquisition by venture capital, growth equity and private equity firm Baird Capital Partners, where Ms. Selden served as Executive in Residence from April 2013 to April 2014 and led the acquisition of Workforce Insight. Prior to her role at Baird, Ms. Selden served as Chief Executive Officer and Executive Co-Chairman of Arise Virtual Solutions, Inc., a virtual workforce solutions outsourcer. Earlier in her career, Ms. Selden spent 18 years at Accenture, including serving as the Managing Partner, leading Accenture’s North American Consumer and Industrial Products group to significant growth.

Ms. Selden co-founded and has served as Chairman of DinerIQ, a provider of a mobile marketing technology platform for the hospitality industry, since August 2015, and has served on the board of directors of Talent Wave, a provider of independent contractor compliance and workforce solutions, since July 2015, and on the University of St. Thomas, Opus College of Business’ Strategic Board of Governors since April 2012. From July 2013 to March 2015, Ms. Selden served as Executive Chairman and Director of Call Assistant/Strategic Fundraising, Inc., a global call center platform and services business.

Executive Employment Agreement with Ms. Selden

In connection with Ms. Selden’s appointment, the Company entered into an executive employment agreement (the “Employment Agreement”) with Ms. Selden on August 21, 2019. The term of employment under the Employment Agreement commences on the Transition Date and continues until March 31, 2023. The Employment Agreement will automatically renew on each annual anniversary thereafter unless terminated in writing by the Company at least 30 days prior to the applicable renewal date.

Ms. Selden’s initial annual base salary under the Employment Agreement will be $630,000, to be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”). Ms. Selden will also receive (i) a signing bonus of $100,000, payable in two installments on the first regular payroll date after each of the Transition Date and the anniversary of the Transition Date, subject to return if Ms. Selden’s employment is terminated within 12 months of the date of either payment, either by the Company with Cause or by Ms. Selden without Good Reason (each as defined in the Employment Agreement), and (ii) initial equity grants of restricted stock units, with the number of underlying shares determined by dividing $1,400,000 by the average closing price of the Company’s common stock for the 60 days ending on the Transition Date, and stock options with an aggregate grant date fair value of $600,000. The Employment Agreement also provides for eligibility for an annual bonus of up to 90% of Ms. Selden’s base salary and up to an additional 45% of her base salary based upon the achievement of certain performance goals and certain “stretch” performance goals, respectively, as determined by the Compensation Committee. For 2019, Ms. Selden’s annual bonus will be prorated, provided that Ms. Selden’s annual bonus for 2019 shall not be less than $200,000 and shall not exceed $300,000. Ms. Selden will also be eligible to participate in the Company’s long term incentive programs applicable to senior executives of the Company.

In the event Ms. Selden’s employment is terminated by the Company without Cause or by Ms. Selden for Good Reason (each as defined in the Employment Agreement), Ms. Selden will be eligible to receive (i) an amount equal to the sum of (A) her full base salary through the date of termination, (B) her annual bonus (the “Annual Bonus”), to the extent the Company and Ms. Selden are then satisfying applicable performance targets, adjusted for the short period through the date of termination, for such bonus, prorated for the period of Ms. Selden’s service during the applicable year, and (C) any previously deferred and unpaid compensation and unpaid accrued vacation pay, (ii) an amount equal to two times the sum of her annual salary, (iii) an amount equal to two times the Annual Bonus, to the extent the Company and Ms. Selden were then satisfying applicable performance targets, adjusted for the short period after the date of termination to the end of the calendar year for such bonus and as to the remainder of the 24-month period following the date of termination, if net income increased from the same period in the prior year and the performance targets established for the successor CEO were being satisfied for that period, (iv) for 24 months after the date of termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, a continuation of welfare benefits to Ms. Selden and/or her family at a level and in an amount that is at least equal to that which would have been provided by the Company to them had Ms. Selden continued her employment for such period, and (v) for 24 months after the date of termination, any other amounts or benefits required to be paid or provided or that Ms. Selden is eligible to receive under any of the Company’s benefit schemes. In addition, upon termination by Ms. Selden for Good Reason, all equity awards outstanding immediately prior to her termination will vest and become fully exercisable, provided that any equity awards that are subject to performance conditions for a performance period not yet completed will be deemed to be vested and exercisable in a pro-rated amount equivalent to the portion of the performance period that has passed and assuming achievement of the performance conditions for that period at the “target” level. Ms. Selden will also be entitled to certain payments and benefits upon termination for death or disability or in the 12 month period following a change in control.

Ms. Selden will be entitled to participate in all employee benefit plans, practices, and programs that are generally made available to senior executives of the Company. In addition, for one year from the Transition Date, Ms. Selden will be entitled to receive up to $8,000 per month for temporary lodging expenses and reimbursement for weekly travel from Ms. Selden’s current residence to the required work location. Ms. Selden will also receive up to $75,000 in incurred relocation expenses, subject to the Company’s relocation policy.

Ms. Selden will be subject to indefinite confidentiality restrictions and 24-month post-termination non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Amended and Restated Employment Agreement with Dr. Boston

On August 21, 2019, the Company and APUS entered into an amended and restated employment agreement with Dr. Boston (the “Amended Agreement”). The term of the Amended Agreement commences on the Transition Date and continues until June 30, 2020 (the “Retirement Date”). Pursuant to the Amended Agreement, as of the Transition Date, Dr. Boston will cease serving as President and CEO of the Company and will commence serving as President of APUS. Dr. Boston’s salary under the Amended Agreement will be $500,000 per year. Dr. Boston will continue to be eligible to receive a bonus of up to 90% of his base salary and up to an additional 45% of his base salary for 2019 and 2020, based upon the achievement of certain performance goals and “stretch” performance goals, respectively, as determined by the Compensation Committee.

Dr. Boston will remain eligible to receive certain payments upon termination of his employment with the Company that are generally consistent with the terms of his employment agreement prior to its amendment. However, Dr. Boston has agreed pursuant to the Amended Agreement to waive all rights to terminate his employment for Good Reason (as defined in Dr. Boston’s employment agreement prior to the Transition Date) as a result of his resignation as CEO. In addition, the Amended Agreement provides that in the event the Company or APUS terminates Dr. Boston’s employment other than for Cause or Disability or Dr. Boston terminates his employment for Good Reason (each as defined in the Amended Agreement) or Dr. Boston terminates his employment on the Retirement Date, he will be entitled to termination benefits consisting of (i) an amount equal to the sum of (A) his full base salary through the date of termination, (B) his annual bonus, to the extent the Company or APUS, as applicable, and Dr. Boston are then satisfying applicable performance targets, adjusted for the short period through the date of termination, provided that if the date of termination occurs in 2020, Dr. Boston’s 2020 annual bonus, prorated for the period of Dr. Boston’s service during 2020, and (C) any previously deferred and unpaid compensation, (ii) an amount equal to two times Dr. Boston’s 2019 base salary and two times Dr. Boston’s 2019 annual bonus, (iii) for 24 months after the date of termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, a continuation of welfare benefits to Dr. Boston and/or his family at a level and in an amount that is at least equal to that which would have been provided by the Company to them had Dr. Boston continued his employment for such period, and (iv) for 24 months after the date of termination, any other amounts or benefits required to be paid or provided or that Dr. Boston is eligible to receive under any of the Company’s benefit schemes. Consistent with the Company’s retirement policy for equity incentive awards, Dr. Boston’s currently outstanding equity awards will also vest in full on the Retirement Date, provided that any equity awards that are subject to performance conditions for a performance period not yet completed will be subject the satisfaction of the performance criteria for the applicable performance period.

Except as described herein, the terms of the Amended Agreement are materially consistent with the terms of Dr. Boston’s employment agreement prior to its amendment.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the Amended Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the leadership transition is attached to this Current Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Executive Employment Agreement, dated August 21, 2019, by and between American Public Education, Inc. and Angela Selden.

10.2	Amended and Restated Employment Agreement, dated August 21, 2019, by and among American Public University System, Inc., American Public Education, Inc. and Wallace E. Boston, Jr.

99.1	Press Release, dated August 22, 2019, issued by American Public Education, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr.
Executive Vice President and Chief Financial Officer

Date: August 22, 2019

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